Exhibit 6.5

-      SUPPLIER AGREEMENT ("Agreement")

MATERIALISE NV	Lift Aircraft Inc.
Technologielaan 15	850 Burton Road Suite 201
3001 Heverlee	19904 City of Dover
Belgium	USA
Hereinafter "Materialise"	Hereinafter "Lift Aircraft"

Hereafter, the parties are collectively referred to as "Parties" or individually as "Party".

Considering as follows:

WHEREAS, Materialise is a company, with headquarters in Belgium, active in the business of 3D printing and additive manufacturing, and related software development;

WHEREAS, Lift Aircraft is a company, with headquarters in the USA, active in the business of developing and manufacturing personal flying drones.

WHEREAS, Materialise and Lift Aircraft have reached an agreement on the manufacturing and supply of Lift Aircraft drone parts - where Lift Aircraft is the legal manufacturer of the drone products and Materialise acts only as a supplier of 3D printing services of parts to Lift Aircraft - and wish to lay down their agreement in writing as follows:

NOW, THEREFORE, the Parties have agreed as follows:

1.	DEFINITIONS.

The below capitalized terms will have the following definitions for purposes of this Agreement:

1.1.	''Drone part(s)" mean(s) the Lift Aircraft drone part(s), as designed and built by Lift Aircraft, and to be printed by Materialise pursuant to the 3D-data generated by Lift Aircraft and priced as further described in detail in Exhibit A;

1.2.	"Party" or "Parties" means Lift Aircraft and/or Materialise;

1.3.	''Lift Aircraft's Proprietary Information" means Lift Aircraft's know-how, information or materials in regard to the design, composition and/or production of drone parts (including without limitation, matters of a technical nature such as production trade secret processes or designs, techniques, data, formulas, inventions (whether or not patentable), specifications and descriptions of products planned or being developed, and research subjects, methods and results) and which has been labelled as "Proprietary Information" by Lift Aircraft.

1.4.	"Materlalise's Proprietary Information" means Materialise's know-how, information or material in regard to the design, the engineering and the production of 3D printed parts (including without limitation, matters of a technical nature such as production trade secret processes, techniques, data, formulas, inventions (whether or not patentable), specifications and descriptions of products planned or being developed, and research subjects, methods and results) and which has been labelled as "Proprietary Information" by Materialise.

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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1.5.	"Confldential Information'' means information received or acquired by a Party in relation to the other Party's business such as information about pricing policies, markets, sales, suppliers, product plans and marketing plans or strategies that is not generally disclosed by the other Party to the public and which the receiving/acquiring Party must reasonable to understand to be of a confidential nature.

1.6.	"Quality Standards" are the quality control and regulatory requirements for the Drone Parts, as agreed between the Parties in writing. The Quality Standards are attached hereto as Exhibit B.

2.	SUPPLY

2.1.	- The Parties agree that Materialise will print, on a non-exclusive basis and pursuant to the General Sales Conditions of Materialise engineering, design, manufacturing and consulting services attached hereto as Exhibit C ("Materialise T&Cs", if not expressly derogated by the terms of this Agreement), the Drone parts as may be ordered by Lift Aircraft in accordance with the terms of this Agreement and Materialise T&Cs. Certain Drone parts may be, from time to time and upon specific request by Lift Aircraft, ordered, supplied and invoiced to a third party indicated by Lift Aircraft, which must accept Materialise T&Cs and shall be responsible, jointly with Lift Aircraft, of any payment relating thereto.

2.2.	Quality. Materialise will ensure that the Drone Parts shall be in full compliance with the digital design files provided by Lift Aircraft (taking into account the agreed tolerances) and will possess at least the same quality of any sample or model provided by Materialise and approved by Lift Aircraft and more specifically shall meet the agreed Quality Standards.

2.3.	Production Capacity. Materialise shall ensure sufficient production capacity to meet all orders placed and use reasonable efforts to meet any orders in excess of the forecasted volumes. Materialise shall immediately notify Lift Aircraft in writing if it anticipates that its production capacity may be insufficient to meet future supply demand by Lift Aircraft, in which case the Parties shall discuss appropriate solutions.

3.	ORDERING PROCEDURES AND SHIPMENT

3.1.	Orders. Lift Aircraft, or, as the case may be, the third party indicated by Lift Aircraft in writing, orders Drone parts electronically per e-mail. The mentioned discounts in Exhibit A can only be applied if Lift Aircraft orders a full set of Drone Parts (92 parts) and forecasted volumes are reached. A PO will be signed with binding volumes and prices for fixed period of one (1) year, based on which Lift Aircraft can retrieve full set orders. Based on the PO, if the volumes are not ordered, by the end of the one (1) year period Materialise will deliver an invoice the full volumes. If a full set is not ordered, the individual prices can be applied, as indicated in Exhibit A. Materialise will electronically confirm acceptance of the order and the applicable lead time within the next working day upon receipt of that order. If no confirmation was sent, Lift Aircraft holds the responsibility to contact Materialise as to check the delivery of the made order. No adaptations can be made to orders after the order was placed. Orders exceeding the forecast will not be binding upon Materialise until confirmed electronically. For orders exceeding the forecast, Materialise will be entitled to adjust lead times.

3.2.	Delivery. Materialise shall strive to keep the delivery time for fulfilling any order as short as possible and ensure that the delivery time will be in accordance with what has been agreed. Public holidays in Germany will not count as working days. Materialise will ship produced Drone parts EX-Works to Lift Aircraft, making use of its existing agreements with courier and postal services.

For each delivery by Materialise, on top of the agreed prices Materialise will invoice to Lift Aircraft an additional amount stated in Exhibit A point 5. Deliveries due to delays of Materialise will be taken on his behalf.

Materialise remains the sole owner of the parts until the entire payment is done by Lift Aircraft, taxes included.

Each delivery contains a delivery sheet indicated what was delivered per order.

3.3.	Quallty Control. Materialise undertakes to continuously monitor the quality of its products processes and make such improvements as may be reasonable expected from a professional high-end 3D printing services provider. More specifically, Materialise undertakes to continuously apply the quality control measures specified in Exhibit B.

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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3.4.	Inspection. Within a maximum period of five (5) days upon delivery to Lift Aircraft, Lift Aircraft will inspect delivered Drone Parts for visible production defects. Any rejected Drone part will be reported to Materialise within five (5) working days upon determination of the defect. In case of a justified claim by Lift Aircraft, Materialise shall replace such Drone part (with transport cost to Lift Aircraft covered by Materialise) within the maximum delivery time for such type of Drone Part referred to in Section 3.2. If requested by Materialise, Lift Aircraft shall substantiate its claim by returning the rejected Drone Part to Materialise so that Materialise can examine the defective Drone Part for ongoing quality assurance purposes.

3.5.	Remakes. We identify three types of remakes:

1.	Remakes during the production process of Materialise. (i.e. Lead times)

2.	Remakes upon receipt by Lift Aircraft. Drone parts can be rejected by Lift Aircraft if not in line with signed quality requirements (i.e. Visible building layers, wrong parts, dimension out of tolerance)

3.	Remakes during final assembly process at Lift Aircraft (i.e. breakage when mounting)

The remakes indicated in point 1: These remakes are free of charge.

The remakes indicated in point 2: Upon receipt of the Drone Parts, Lift Aircraft has five (5) working days to notify Materialise about the non-conformity Drone Parts. If Materialise requires, the Drone Parts must be sent back in the original package. The remakes will be processed simultaneously with the ongoing orders. These remakes are free of charge.

The remakes indicated in point 3: We ask Lift Aircraft to notify Materialise about these part defects. These remakes will be invoiced.

4.	PRICES AND PAYMENT

4.1.	Prices. The prices of the Drone parts are set forth in Exhibit A. All prices quoted to Lift Aircraft are in US Dollars ($) delivery EXW Lift Aircraft's site lncoterms® ICC 2010 and exclusive of VAT (if any).

4.2.	Price Adjustments. The prices will be fixed until termination or expiration of the Agreement, unless the HICP inflation rate for the European Union, published by Eurostat, exceeds 3%, in which case prices will be adjusted for th excess of such 3%. . . ... . , . . , _

4.3.	Payment Terms. Payments will be made by Lift Aircraft to Materialise by irrevocable wire transfer in accordance with Materialise standard payment requirements (30 days) as stated in the order confirmation. If the credit limit of 100.000 US Dollars($) is exceeded, Lift Aircraft shall prepay the ordered value.

5.	WARRANTY AND LIABILITY

5.1.	Warranty. Materialise warrants that the Drone Parts shall be compliant with the digital design files provided by Lift Aircraft and will possess at least the same quality as the first article inspection provided by Materialise and approved by Lift Aircraft and more specifically shall meet the agreed Quality Standards under Exhibit B.

Lift Aircraft is considered as the legal manufacturer of the Drones and Drone parts which means that it will take solely the complete ownership and responsibility of the Drone Parts. Materialise is only the provider of 3D printing services.

5.2.	Limitation of Liability. In no event shall Materialise be liable for any consequential damages in relation to this Agreement (including any ensuing sales agreements), including but not limited to loss of profits, loss of turnover, loss of data and delay damages, regardless whether such damages are incurred directly or payable to third parties. The liability of Materialise vis-a-vis Lift Aircraft for real and proven damage will, regardless of the gravity of the failure, be limited to the price of the product directly related to the reason for the claim.

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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6.	PROPRIETARY AND CONFIDENTIAL INFORMATION

6.1.	Lift Aircraft's Prnprietary Information. During the term of this Agreement, Lift Aircraft may disclose certain Proprietary Information to Materialise in order to help, assist or permit Materialise to perform its respective duties and obligations under this Agreement. Materialise expressly acknowledges and agrees that at no time will it acquire or retain or appropriate for its own use, any right, title or interest in or to any of Lift Aircraft's Proprietary Information. Materialise agrees (i) to hold Lift Aircraft's Proprietary Information in strict confidence, (ii) to use such Information only to perform its duties and obligations under this Agreement and (iii) to refrain from exploiting any Proprietary Information for any person or activities other than as specifically authorized in this Agreement.

6.2.	Materiallse's Proprietary Information. During the term of this Agreement, Materialise may disclose certain Proprietary Information to Lift Aircraft in order to help, assist or permit Lift Aircraft to perform its respective duties and obligations under this Agreement. Lift Aircraft expressly acknowledges and agrees that at no time will it acquire or retain or appropriate for its own use, any right, title or interest in or to any of Materialise's Proprietary Information. Lift Aircraft agrees (i) to hold Materialise's Proprietary Information in strict confidence, (ii) to use such Information only to perform its duties and obligations under this Agreement and (iii) to refrain from exploiting any Proprietary Information for any person or activities other than as specifically authorized in this Agreement.

6.3.	Non-Disclosure. Each Party undertakes to keep any Confidential Information with respect to the other Party confidential and to use such Information only for the purposes of this Agreement.

6.4.	Permissible Disclosure. The duty to maintain confidentiality of Section 6.1 and Section 6.2 shall not restrict a Party to disclose,Proprietary .or ConfidentiaLlnformation..as.follows:.(a) to internal staff.on a 'need to know basis' or to legal or financial advisors of that Party, provided that such persons are subject to appropriate obligations of confidentiality, (b) in litigation between the Parties or (b) to the extent that disclosure is required under operation of law, court order, or other valid governmental order, so long as the receiving Party notifies the disclosing Party in order to provide the disclosing Party with a reasonable opportunity to seek a protective order.

6.5.	Exclusions. Proprietary Information and Confidential Information will not include information shown by the receiving Party: (i) to be public knowledge or within the public domain at the time of disclosure or subsequently becomes public knowledge or enters the public domain without breach by the receiving Party; (ii) to be already known by, or rightfully in the possession of the receiving Party prior to receipt of such information from the disclosing Party, as evidenced by the receiving Party's written records, and was not obtained by the receiving Party either directly or indirectly from the disclosing Party; (iii) to have been received in good faith by the receiving Party, at any time, from a source other than the disclosing Party, without such source violating a duty of confidentiality vis-a-vis the disclosing Party; (iv) to have been independently developed by the receiving Party without use of, or reference to, the disclosing Party's Proprietary or Confidential Information.

6.6.	Time Period. The duties of Section 6.1 and Section 6.2. will apply for the term of this Agreement and a period of five (5) years thereafter.

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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7.	TERM AND TERMINATION

7.1.	Term. This Agreement shall continue in full force and effect for an initial term of one (1) year, starting from the moment of signing of this Agreement by the last Party.

7.2.	Immediate Termination. Without prejudice to any (termination) right granted by law, this Agreement may be terminated with immediate effect by either Party by written notice to the other Party if the other Party is in breach of a material term of this Agreement, or files for bankruptcy or a moratorium of payments, or is declared bankrupt of ceases its business activities as contemplated under this Agreement.

8.	MARKETING

8.1.	Mutual marketing. The parties shall discuss and agree on joint marketing activities such as a press release, and any additional content to promote the product and the partnership (e.g. video footage, blog posts, case studies, social media, and usage of logos ...).

8.2.	Use of promotional material. The Parties commit not to use any promotional material from the other party without explicit prior consent.

9.	GENERAL

9.1.	Governing Law. This Agreement, and any related sales or other agreements resulted therefrom, will be governed by, construed under and interpreted in accordance with the laws of Belgium, inclusive the United Nations Convention on Contracts for the International Sale of Goods.

9.2.	Disputes. All disputes arising in connection with the present Agreement, or further sales or agreements resulting therefrom, that cannot be settled amicably shall be settled under the Arbitration Rules of the Belgian Arbitration Institute. The arbitral tribunal shall be appointed according to the list procedure. The proceedings shall be conducted in the English language and the place of arbitration shall be Brussels, Belgium. This arbitration clause is subject to the laws of Belgium.

9.3.	Amendments. This Agreement will not be deemed or construed to be modified in whole or in part, except by written amendment signed by the Parties hereto. However, the Exhibits are working documents that may be revised by written understanding, including e-mail, with no signature being required. No terms & conditions of a Party shall apply to any sales under this Agreement other than set forth in this Agreement, unless explicitly accepted in writing as being applicable by the other Party.

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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LIST OF EXHIBITS:

Exhibit A	: Part List and Part Pricing
Exhibit B	: Quality Control/ Heat Treatment Process/ Material Properties
Attachment 1: FGE-DEV-002 Technical requirement specification_Lift Aircraft_v2
Attachment 2: 20201015_control Plan_LIFTAIRCRAFT_v1
Attachment 3: Lift Aircraft_Ti_label positioning_v1
Exhibit C	: Materialise General Sales Terms & Conditions

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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EXHIBIT A          Part list and Part pricing

1.	TITANIUM Drone Parts Individual Pricing

Prices are given in US Dollars($) and are fixed for a period of one (1) year.

Part name	Qty/ dro ne	Build Price/part	Milling price/ part	HIP price/ part	lnspecti on cost/ batch	Tensile bar test/ project	TOTAL price /drone
ROOT PROJECT 103878601 - QARBON THAILAND
H035-30021-002 (H3-TI- CRELEM-CONEBA5E-1 r2)_v3	12	150,00 $	N/A	N/A	8,75 $		1808,75 $
H035-30022-002 (H3-TI- CRELEM-CONEBA5E-2 r2)_v3	12	150,00$	N/A	N/A	8,75 $		1808,75 $
H035-30023-002 (H3-TI- CRELEM-CONE-Ll r2)_v3	6	223,00 $	N/A	N/A	8,75 $		1346,75 $
H035-30024-002 (H3-TI- CRELEM-CONE-L2 r2)_v3	6	308,00 $	N/A	N/A	8,75 $		1856,75 $
H035-30025-002 (H3-TI- CRELEM-CONE-Rl r2)_v3	6	223,00 $	N/A	N/A	8,75 $		1346,75 $
H035-30026-002 (H3-TI- CRELEM-CONE-R2 r2)_v3	6	308,00 $	N/A	N/A	8,75 $		1856,75 $
H035-40001-002 (H3-TI- CRELEM-ENDY r2) _vs_ IT3_unmachined	6	602,00 $	80,00 $	N/A	8,75 $	281,25 $	4382 $
ROOT PROJECT 108231801-Undercarriage
H037-40002-001 (H3-TI-LEG- STARCE NTER)_v3_unmachined	1	1244,00 $	90 $	N/A	8,75 $		1342,75 $
H037-40001-001(H3-TI-LEG- TOP5TAR)_v3_unmachined	1	992,00 $	100$	N/A	8,75 $		1100,75 $
H037-40004-001(H3-TI-LEG- CONN-R)_v4_unmachined	1	294,00 $	80$	N/A	8,75 $		382,75 $
H037-40003-001(H3-TI-LEG- CONN-L)_v4_unma chined	1	294,00 $	80$	N/A	8,75 $	112,50 $	495,25 $
ROOT PROJECT 108413001 - QARBON RED OAK, USA
H035-40005-001(H3-TI- CRELEM-MMOUNT- IL)_v3_unmachined	3	496,00 $	95,00 $	133 $	8,75 $		2180,75 $
H035-40004-001(H3-TI- CRELEM-MMOUNT- IR)_v3_unmachined	3	496,00 $	95,00 $	133 $	8,75 $		2180,75 $
H035-40003-001 (H3-TI- CRELEM-MMOU NT- OL)_v4_unmachined	6	533,00 $	35 $	133 $	8,75 $		4214,75 $
H035-40002-001 (H3-TI- CRELEM-MMOU NT- OR)_v4_unmachined	6	533,00 $	35 $	133 $	8,75$		4214,75 $
H036-30001-001(H3-TI- CANOPY-TSTUD)_v4	1	287,00 $	N/A	N/A	8,75 $		295,75 $
H036-30002-001(H3-TI- CANOPY-SLOT)_v3	6	169,00 $	N/A	N/A	8,75 $		1022,75 $
H036-40002-001(H3-TI- CANOPY-CONN)_v3	4	443,00 $	N/A	N/A	8,75 $		1780,75 $
H036-40001-001 (H3-TI- CANOPY-CCONE)_v3	1	1255,00 $	N/A	N/A	8,75 $		1402,75 $
H036-40003-001 (H3-TI- CANOPY-BELTHOLDER)_v3	2	563 $	N/A	N/A	8,75$		1134,75
H035-40003-001 (H3-TI- CRELEM-MMOUNT- OL)_v4_unmachined_TEST	1	213 $	35 $	133$	N/A		381 $
H035-40002-001 (H3-TI- CRELEM-MMOUNT- OR)_v4_unmachined_TEST	1	213 $	35 $	133 $	N/A	225 $	606 $
TOTALl	92						37 143 $
TOTAL 12	110 4						445 716 $
TOTAL 12	110 4	with -14% discount (if applicable - see section 3. in Exhibit A)					383 315 $

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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2.	Technical Drawing Reference and Revision

Part name + revision	3D File received	Drawing name + revision	2D Drawing received
H035-30021-002 (H3-TI-CRELEM- CONEBASE-1 r2)_v3	01/05/2022	H3-TI-CRELEM-CONEBASE-1-2 r2 Drawing v3	01/05/2022
H035-30022-002 (H3-TI-CRELEM- CONEBASE-2 r2)_v3	01/05/2022	H3-TI-CRELEM-CONEBASE-l-2 r2 Drawing v3	01/05/2022
H035-30023-002 (H3-TI-CRELEM- CONE-Ll r2)_v3	01/05/2022	H3-TI-CRELEM-CONE-Rl-Ll r2 Drawing v3	01/05/2022
H035-30024-002 (H3-TI-CRELEM- CONE-L2 r2)_v3	01/05/2022	H3-TI-CRELEM-CONE-R2 -L2 r2 Drawing v3	01/05/2022
H035-30025-002 (H3-TI-CRELEM- CONE-Rl r2)_v3	01/05/2022	H3-TI-CRELEM-CONE-Rl-Ll r2 Drawing v3	01/05/2022
H035-30026-002 (H3-TI-CRELEM- CONE-R2 r2)_v3	01/05/2022	H3-TI-CRELEM-CONE-R2 -L2 r2 Drawing v3	01/05/2022
H035-40001-002 (H3-TI-CRELEM- ENDY r2) _vs_ IT3_unmachined	21/06/2021	H3-TI-CRELEM-ENDY Drawing vS	21/10/2021
H035-40005-001 (H3-TI-CRELEM· MMOUNT-IL)_v3_unmachined	21/10/2021	H3-TI-CRELEM-MMOUNT-IR-IL Drawing v3	21/10/2021
H035-40004-001 (H3-TI-CRELEM· MMOUNT-IR)_v3_unmachined	21/10/2021	H3-TI-CRELEM-MMOUNT-IR-IL Drawing v3	21/10/2021
H035-40003-001(H3-TI-CRELEM- MMOUNT-OL)_v4_unmachined	21/10/2021	H3-TI-CRELEM-MMOUNT-OR -OL Drawing v4	21/10/2021
H035-40002-001(H3-TI-CRELEM- MMOUNT-OR)_v4_unmachined	21/10/2021	H3-TI-CRELEM-MMOUNT-OR -OL Drawing v4	21/10/2021
H037-40002-001(H3-TI-LEG- STARCENTER)_v3_unmachined	19/11/2020	H3-TI-LEG-STARCENTER Drawing v3	21/10/2021
H037-40001-001 (H3-TI-LEG- TOPSTAR)_v3_unmachined	19/11/2020	H3-TI-LEG-TOPSTAR Drawing v3	21/10/2021
H037-40004-001(H3-TI-LEG-CONN- R)_v4_unmachined	19/11/2020	H3-TI-LEG-CONN-R -L Drawing v4	21/10/2021
H037-40003-001 (H3-TI-LEG-CONN- L)_v4_unmachined	19/11/2020	H3-TI-LEG-CONN-R-L Drawing v4	21/10/2021
H036-30001-001 (H3-TI-CANOPY- TSTUD)_v4	19/11/2020	H3-TI-CANOPY-TSTUD Drawing v4	21/10/2021
H036-30002-001(H3-TI-CANOPY- SLOT)_v3	19/11/2020	H3-TI-CANOPY-SLOT Drawing v3	21/10/2021
H036-40002-001 (H3-TI-CANOPY- CONN)_v3	19/11/2020	H3-TI-CANOPY-CONN Drawing v3	21/10/2021
H036-40001-001(H3-TI-CANOPY- CCONE)_v3	19/11/2020	H3-TI-CANOPY-CCONE Drawing v3	21/10/2021
H036-40003-001(H3-TI-CANOPY- BELTHOLDER)_v3	10/12/2020	H3-TI-CANOPY-BELTHOLDER Drawing v3	21/10/2021
H035-40003-001 (H3-TI-CRELEM- MMOUNT-OL)_v4_unmachined_ TEST	21/10/2021	H3-TI-CRELEM-MMOUNT-OR -OL Drawing v4	21/10/2021
H035-40002-001 (H3-TI-CRELEM- MMOUNT-OR)_v4_unmachined_ TEST	21/10/2021	H3-TI-CRELEM-MMOUNT-OR -OL Drawing v4	21/10/2021

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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3.	Discounts

In consideration of and subject to Lift Aircraft's issuance of a purchase order for a volume of 12 full sets, with a final call off date at the latest on the anniversary date of this Agreement, Materialise is willing to apply a-14--% discount,,This discount. will.be.applied exclusively .on .the,part pricing, (as stated in. Exhibit A - Drone Parts Individual Pricing, excluding taxes, shipment costs, customs etc.) After the purchase order has been received and Materialise has confirmed this, the delivery will be minimum 30 business days for the first set, and based on a scheduled agreernent with Utt Aircraft for the further sets, with a maximum of 3 sets per month. Lift Aircraft will provide a rolling forecast on a quarterly basis.

4.	Shipment cost

Location	Price/1 shipment

Titanium Drone parts shipped to USA (ref. 108413001)	280 $ (US)

Undercarriage Drone parts shipped to Hungary (ref. 108231801)	100 $ (US)

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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Exhibit B: Quality Standards

1.	Quality Procedures - PRODUCTION OF DRONE PARTS

Materialise is a supplier of 3D printing services of Drone parts designed by Lift Aircraft. For the sake of clarity, Materialise prints these parts according ISO 9001, not under EN9100 certification. A material and part Certificate of Conformity (CofC) will be issued for each delivery.

2.	Quality control

This section gives an overview of all quality control steps performed during manufacturing of drone parts. As per control plan 20201015_control Plan_LIFTAIRCRAFT_v1 (Attached hereto as Attachment 2)

3.	Building quality check

1 Density cube and 1 tensile bar (as per PGE-PROD-131) will be built along the parts for each build job started. The density cube will be put in stock and will only be tested in case of any non-conformity impact (if applicable). The tensile bar will be immediately tested and evaluated. Any process change which has influence on the part quality will be communicated upfront to Lift Aircraft.

The table indicates the minimum acceptable values for the tensile bars that undergo the HIP treatment process:

Rp0,2 [Mpa]	Rm [Mpa]	AS[%]	z [%]	E [Gpa]
765	859	12,4	37,5	107,2

The evaluation of the tensile bars is in accordance with DIN EN2002-1.

4.	Part quality check

After support removal and surface finish (standard procedures) each part type is being measured with a measurement tool according to the instructions on the technical 20 drawings. Areas to be measured are defined case by case between Materialise and Lift Aircraft (see technical drawings listed in Exhibit A, point 2 Technical Drawing Reference and Revision). A measurement report will be shipped upon request.

Visual checks regarding defects will be performed as per PGE-PROD-131.

Materialise nv │ Technologielaan 15 │ 3001 Leuven │ Belgium │ info@materialise.com │ materialise.com

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Applicable tolerances:

Dimension in mm	Tolerance in mm [8]	Foundry Spec DIN EN ISO 8062-3:2008-09	DIN ISO 2768-1 g
<3	± 0.2	Fulfilled DCTG 6
3 · 30	± 0.2	Fulfilled DCTG 6	Fulfilled
30 · 60	± 0.5	Fulfilled DCTG 8	Fulfilled
60. 120	± 0.7	Fulfilled DCTG 8	Fulfilled
120 - 250	± 0,9	Fulfilled DCTG 8	Fulfilled
250 · 400	± 1.1	Fulfillecl DCTG 8	Fulfillecl

In case of a non-conformity, the project manager at Lift Aircraft can be contacted to decide whether parts still can be sent to the customer. In this case a concession report will be shipped with the part.

5.	Labeling

Labeling will be performed via Bag & Tag method for shipment. Label content: Part name, project number+position, Build ID, technology. Parts will be physically labelled during printing, with Build ID+ Part counter. Attached hereto as Attachment 3: Lift Aircraft_Ti_label positioning_v1.

6.	Packaging

As per PGE-PROD-013. Materialise will ship each produced part type wrapped in protective foil - EX- Works to Lift Aircraft, via UPS in a cardboard box, filled with chips. Delays of the shipments will not be taken on behalf of Materialise except if these delays are cal!sed by Materialise manufacturing process.

Materialise will include the HTS codes on the invoice as indicated and instructed by Lift Aircraft, assuming no responsibility regarding the correctness of the HTS codes. Nevertheless, if orders are placed with Hannes Brenning, Gert Brabants or Dorina Kovacs, should Materialise indicate a HTS code different from the one indicated by Lift Aircraft, Materialise will be responsible for any additional custom duty incurred by Lift Aircraft as a direct consequence of the different HTS code indicated by Materialise.

The risk of loss is transferred to Lift Aircraft upon delivery of the parts EXW.

Materialise remains the sole owner of the parts until the entire payment is done by Lift Aircraft, taxes included.

7.	FAI

Accepted and signed FAI by both parties is mandatory to start series production.

FAI samples represent the final approved product by Materialise and Lift Aircraft. FAI samples are created when a new product is introduced in the Certified Manufacturing production line of Materialise. Certified Manufacturing can only pursue based on an agreement on the quality of the FAI samples.

An order placed withol!t an agreement on FAI samples will be considered Non-Certified Manufacturing process and a written permission from Lift Aircraft is required to process the order. There will be no quality guarantees provided by Materialise on Non-Certified Manufacturing.

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The procedure of creating new FAI parts starts with adding the product well-defined to the product portfolio, testing the product in a Certified Manufacturing line and aligning on pricing, lead times and quality between Lift Aircraft and Materialise. This procedure will take minimum 2 weeks till multiple months depending on the scope of the new product.

Quality requirements articulated by Lift Aircraft and the feedback from Materialise manufacturing and quality team will be evaluated based on the FAI samples during a mutual FAI check.

Prior to FAI sample production, all final quallty requirements will be agreed and documented in FGE-DEV-002 Technical requirement specification sheet (attached hereto as Attachment 2). This document needs to be signed by both parties before any FAI production can start.

The FAI samples which are approved during the FAI check and which are in line with the quality requirements are documented in the FAI.

8.	Heat Treatment Process

A stress relief heat treatment will be applied to all printed Titanium parts before platform removal.

9.	HIP Process Specifications:

Temperature: 920°C ± 10°c

Process Time: 120mins -0/+30mins

Pressure: 1000bar -0/+50bar

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10.	Fatigue test requirements

Lift Aircraft and Materialise will discuss in good faith possible further fatigue testing of the following components (If an agreement will be reached, it will have to be reflected in an addendum to this Agreement, to be executed by the Parties):

H3-TI-CRELEM-MMOUNT-OL v4

H3-TI-CRELEM-MMOUNT-OR v4

11.	Material Properties

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Exhibit C: Materialise Sales Terms & Conditions

MATERIALISE ENGINEERING, DESIGN, MANUFACTURING AND CONSULTING SERVICES

Scope These terms and conditions regulate the relationship between Materialise and the Buyer for the delivery by Materialise of the products and services described In the order (hereafter 'Deliverables'). All contracts are made subject to these terms and conditions which shall preVail and be effective notwithstanding any variations or additions contained in any order or other document submitted by the Buyer. No modification of these terms shall be binding upon Materialise or any of its subsidiaries or affiliated companies (hereafter 'Materialise') unless made in writing by an authorized representative of Materialise. In case of conflict between these general conditions and a specific agreement, the latter will prevail.

Quotation and Order Subject to any written confirmation of the contrary, every quotation issued by Materialise is without any obligation until consented in writing. Orders can be placed in writing, by e-mail or by fax but will only be binding in as far as they have been confirmed (with the quotation form of Materialise or otherwise). Order confirmation by Materialise implies the commencement of the agreement. No modification to the quotation or the terms of manufacture stipulated can be made unless agreed by both parties In writing. Verbal llndertakings by and agreements made wltl1 staff.of Materialise nnd/or Its representatives are not binding UJJOn Materialise until and In so far as they have been confirmed In writing. Moulds and auxiliary tools used for the production of vacuum casting parts are prbperty of Materialise, and will not be supplied to the customer. After conclusion of the project moulds will be recycled.

Price All prices are exclusive of any and all applicable taxes, duties or charges

Delivery

All deliveries are ex works Materialise's premises.

Time of delivery. The estimated delivery time is set by Materialise in good faith, based on (i) the working conditions and available employees at the time the order is confirmed and (ii) the prompt receipt by Materialise of all Information necessary or useful to permit Materialise to proceed or continue with delivering the Deliverables. In case Materialise knows that the delivery date cannot be met, it shall notify the Buyer hereof, stating best estimate of when the delivery can be made. If a delay occurs due to any action or omission by the Buyer, the delivery date will be moved forward as considered reasonable in view of all circumstances at hand, without prejudice to the right for Materialise to seek compensation for damage suffered as a result of such delay. Should a delay arise for which Materialise is not responsible, as a result of a change in the aforementioned working conditions orb ecause materials ordered in time for the performance of the work are not delivered on time, the delivery time shall be extended as required and Materialise cannot be held liable for such delay. Except if this would be gross negligence, a late delivery does not justify the dissolution of the agreement.

Acceptance of Deliverables. The Buyer will perform a thorough verification of the Deliverables upon receipt and before using it, to verify whether the Dellvelables conform to the requirements and specifications described in the order. The Buyer must immediately inform Materialise in case the verification results in findings of non-conformity, in which case the Buyer must motivate in detail such dalm of non-conformity. Failure of written notification of non-conformity within 3 business days after delivery, or the effective usage by the Buyer of the Deliverables implies an automatic acceptance of the Deliverables. Goods must not be returned without Materiallse's prior w,itten awthorlzatlo.n. If the Buyer omits to exercise this control or decides to use a non-conforming product, he absolves Materialise from any liability with respect to this product.

Guarantee - Limitation of liability The Buyer represents and warrants to Materialise that l1e has all right, title and/or license and interest in and to the order and any information contained therein or related thereto, that he has the authority to place this order and that this agreement violates no previous agreement between the Buyer and any third party.

Materialise is liable as a supplier of products and services. The Buyer undertakes to specify to Materialise all requirements and specifications relating to the desired products and services. Since the circumstances in which these products and services are ordered and used are under the sole control of the Buyer, the latter recognizes his responsibility for these circumstances.

Toe Buyer expressly acknowledges that Materialise is not in a position to act as a medical professional. The Deliverables must not be used in any way for the diagnosis or treatment of disease.

Under no circumstances can Materialise be held liable for any product defects or specifications, which have been reql1ested/11nalyzed In tl1e quo ation phase. 1l1e liability CJf Materialise vis-a-vis the Buyer for real and proven damage will, regardless of the gravity of the failure, be limited to the p1ice of the product directly related to the reason for the daim. All other llablllty of Materlallse, Stich as that for consequential loss, other Indirect loss and loss as a result of third party liabitity, is e)(cluded.

Materialise Is not liable in case of force majeure. Force majeure implies any circumstance beyond the control of Materialise - even If this cfrcumstance was foreseeable at the time the agreement was concluded - whith permanently or temporarily prevents fulfillment of the agreement, Including in partirular transport failure.

The right to refuse Materialise acts according to its mission, which is to make the world a better and healthier place to live. Therefore, Materialise reserves the right to refuse at its own dis1J"etion and at all times an order that is in conflict with its mission and value statement. Creating firearms, their components, or any other prototype or model intended for the weapon industry, or models for which Materialise has ethical concerns in general, are rejected to be quoted or produced. Materialise reserves the right to discontinue the execution process of those orders.

Rights of Buyer Performance of this order may involve Materialise performing design and engineering work on the Buyer's information. Manufacturing of any parts under this order involves use of Materialise's patented processes and production technologies. Unless explicitly otherwise agreed in writing, the fees paid by Buyer to Materialise do not entitle the Buyer to any rights (indudlng In particular license and/or owner rights) to Materialise intellectual property, intellectual property rights, know-how, trade secrets or confidential Information. All intellectual property and i tellectual pr pe.rt.y rights, including copyrights, trademarks, patents and trade secrets and manufacturing processes created or used by Materialise in the course of rendering the servi ate, shall be and shall remain the sole and exclusive property of Materialise and no licenses shall be (deemed to be) granted thereon.

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Conditions of Payment Except ln the case where a special scheme of payment has been expressly agreed, all invoices are due 30 days after the date of Invoice. Any possible protest must be communicated within 10 days after the day of invoice. Late payment will cause, ipso·jure and without notice, a late payment charge of 1,5 % for each elapsed and/or started month. In addition, overdue amounts will be increc1sed with 15% and, because of the higher costs of recuperation, with 20% for any sale abroad, with an absolute minimum lump sum of SO EUR as a forfeit for Indemnity. Offsetting against any kind of non-approved counter-claims as well as execution of right of retention of goods shall be excluded unless established in court, undisputed or recognlz d by Materialise. Materialise remair1s the sole owner of the products until their entire payment, taxes Included. Separate parts of an order can be invoiced separately. Materialise reserves the right to refrain from execution of further parts of an order, or of a following order, or to terminate a delivery, as long as the outstanding issued Invoices remain unpaid.

Governing Law and Jurisdiction This Agreement shall be governed by the laws of the registered office of Materialise. Any dispute shall be submitted to the exclusive jurisdiction of the courts of the registered office of Materialise.

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